Exhibit 10.5

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 17th day of November, 2006, by and among Benacquista Galleries, Inc. a corporation existing under the laws of the state of Nevada (“Purchaser”); and Physiognomy Interface Technologies, Inc., a corporation existing under the laws of the state of Nevada (the “Seller”).

WITNESSETH:

WHEREAS, the Seller currently (1) holds all operational, technical and intellectual property rights to, and (2) exclusively owns all assets, including but not limited to software code, web site pages, website graphics, databases, including customer bases, advertising banners, online forms and search engines and website traffic pertaining to the Domain Name and web site “faceyourmate.com” (collectively, such rights and assets shall be referred to as the “Property”);

WHEREAS, the Purchaser wishes to purchase the Property in its entirety;

WHEREAS, the parties agree that the Purchaser shall not assume any of the liabilities of the Seller regarding the Property;

NOW THEREFORE, in consideration of the promises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby agree as follows:

ARTICLE I

PURCHASE OF ASSETS

1.1 Purchase and Sale of Property. Seller represents and warrants to Purchaser that Seller own without limitation, all right, title and interest in and to the Property. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees that on the Closing Date (as hereinafter defined in Section 2.1), Seller shall sell, assign, transfer and convey to the Purchaser and Purchaser hereby agrees to purchase, obtain and acquire from Seller, all of Seller’s right, title and interest in and to the Property, free and clear of any and all claims, rights liens and/or encumbrances.

1.2 Liabilities Not Assumed. Purchaser does not assume or otherwise become responsible for, any liability or obligation of the Seller or claimant of such liability or obligation whatsoever known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including without limitation:

(a)	Any liability whatsoever with respect to the Property
(b)	Any and all liability of the Seller, whether or not related to Property
(c)	Any process of future action, suit, claim or proceeding against the Seller

1.3 Purchase Price. In consideration off and in exchange for the Seller’s sale, assignment, transfer and conveyance of all of the Property, and in consideration of Seller’s agreement hereby to not compete in any way with the Purchaser or the Property for a period of five years from the Closing Date, the Purchaser agrees to pay to the Seller a total of Five Thousand Dollars ($5,000 US) as purchase price for the Property, (“The Purchase Price”).

1.4 Seller to Transfer All Rights, Title and Interest to the Property. Immediately upon full payment of the purchase price, Seller will take any action that may be necessary or desirable to protect and perfect Purchaser’s title and interest and Purchaser to authorize the change of registered ownership of the Domain Name ownership with the Internic, ICANN, or other authorized entity. Seller also agrees to take any necessary action to notify transfer of ownership on intellectual property at copyright and trademark offices, or any other agencies, and to effectuate transfer of the Domain Name to a primary and secondary hosting company to be designated by the Purchaser. Seller will also effectuate assignments of any contracts necessary for the operation of the Property

ARTICLE II

CLOSING

2.1 Date and Time of Closing. Subject to satisfaction of the conditions to Closing set forth in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Pacific Standard Time), on November 17, 2006 at the offices Purchaser, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the “Closing Date”).

2.2 Delivery of Instruments. The following documents, instruments and other materials shall be executed and delivered at or prior to the Closing on the Closing Date:

(a)   Instruments of Transfer. The Seller shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents reasonably deemed to be necessary or appropriate to vest in the Purchaser on the Closing Date and goods and marketable title to the Property free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall transfer upon delivery of such assets.

(b)   Purchase Price. Purchaser shall deliver to the Seller the Purchase Price.

(c)   Related Agreements. The Purchaser and the Seller shall execute and deliver any other agreements reasonably necessary to effectuate consummation of the transactions contemplated herein.

ARTICLE III

REPRESENATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

(a)   Authorization. The Seller has duly authorized the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby. The Seller has taken all necessary action and has all the necessary power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   Binding Agreement. This Agreement is the valid and binding and irrevocable obligation of the Seller, and assuming validity of the representations and warranties of Purchaser, and is enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect.

(c)   Title. The Seller owns good, marketable, unencumbered, full and valid title, as would be considered under the law of any jurisdiction, to all of the Property and can demonstrate a consistency of chain of title with respect thereto since acquisition or inception. The Property is or will at the date of closing be owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. The Seller is not in bankruptcy, divorce or any other proceedings which might result in claims against the Property.

(d)   Intellectual Property. With respect to the Property, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Seller have not received any charges, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violations. No comment of any government, authority or individual in necessary for the sale to the Seller of the Property.

(e)   Accuracy of Information Furnished. No statement by the Seller set forth herein or in the exhibits or schedules hereto, and no statement, verbal or written, made in connection with the transactions contemplated hereby or the Property, contains any untrue statement of material fact, or omits to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(f)    Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

3.2 Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Seller as follows:

(a)   Authorization. The execution, delivery and performance of this Agreement and consummation of the transaction contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser. The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   Binding Agreement. This Agreement has been duly and validly executed and delivered by the officers of the Purchaser on behalf, and assuming the validity of the representations and warranties of Seller, this Agreement is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect.

(c)   Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

ARTICLE IV

COVENANTS

4.1 Obligations. Each of the Seller and the Purchaser agrees to carry out their respective obligations at and following Closing as set forth in Article I, II, and IV of this Agreement.

(a)   Governmental Filings and Comments. The Seller and the Purchaser shall cooperate with one another and make best efforts in filing any necessary applications, reports or other documents with any domestic or foreign, federal, state or local agencies, or authorities with respect to the Property and the QBH, including but not limited to patent, trademark and copyright applications and filings on behalf of the Purchaser.

(b)   Notice. The Seller will give prompt notice of any claim against any of them or against the Property and will give full cooperation and best efforts to the Purchaser in defending any such claims, and in the event of any claim, lien, or action against the Property, the Seller will indemnify the Purchaser in full for any resulting costs, expenses or damages incurred by the Purchaser.

ARTICLE V

MISCELLANEOUS

5.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own legal, accounting and other fees and expenses incident to the transactions contemplated herein.

5.2 Modification, Amendment and Waiver. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual covenant, provided that each covenant and any amendment, modification or waiver is in writing and signed by each of the parties hereto.

5.3 Assignment. The Purchaser shall have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of the other parties hereto.

5.4 Burdens and Benefits. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and permitted assigns.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, without regard, however, to such jurisdiction’s principles of conflicts of law.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

5.7 Severability of Provisions. The provisions of the Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.

5.8 Survival. The provisions of Sections 1.1, 1.4 and all of Articles III, IV and V shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date and year first above written.

BENACQUISTA GALLERIES, INC.

 /s/ James Price
By: James Price
President

PHSYIOGNOMY INTERFACE TECHNOLOGIES, INC.

 /s/ Tracey Jones
By: Tracey Jones
President